Exhibit 99.1

For further information contact:

S. Steven Carl, Chief Executive Officer
H.E.R.C. Products Incorporated
(757) 393-0002

H.E.R.C. PRODUCTS INCORPORATED FILES FORM 15 TO DEREGISTER ITS
COMMON STOCK WITH SECURITIES AND EXCHANGE COMMISSION

Portsmouth, VA—November 18, 2004-H.E.R.C. Products Incorporated (OTCBB:HERC.OB) today filed a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company expects the deregistration to become effective within 90 days of the filing with the SEC.

As a result of the filing of the Form 15, the Company’s obligation to file with the SEC certain reports and forms, including Forms 10-KSB, 10-QSB, and 8-K, will immediately cease. In addition, the common stock of H.E.R.C. Products Incorporated will no longer be eligible for quotation on the Boston Stock Exchange or the Over the Counter Bulletin Board.

According to S. Steven Carl, the Company’s Chief Executive Officer and President, “After careful consideration, our Board of Directors decided to take this action because we believe that the advantages of continuing as a public company are far outweighed by the disadvantages.”

The Board of Directors considered several factors in making this decision, including the following:

     • the market value that the public markets are applying to the Company;

     • the costs, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC;

     • the expected substantial increase in costs associated with being a public company in light of new regulations promulgated as a result of the Sarbanes-Oxley Act of 2002;

     • the nature and extent of the trading in the Company’s common stock; and

     • the lack of analyst coverage and minimal liquidity for the Company’s common stock.

In addition to the significant time and cost savings resulting from deregistration, this action will allow the Company’s management to focus its attention and resources on implementing the Company’s business plan and building longer-term enterprise value.

Carl concluded, “Based upon the expected cost and time savings, the Company believes that it will be better positioned as a private company to enhance long-term stockholder value.”

About H.E.R.C. Products Incorporated

H.E.R.C. Products Incorporated provides chemical cleaning services for water pipe systems, waste water systems, cooling towers and HVAC systems, tanks and boilers, and other water-based and industrial chemical process systems using its proprietary line of specialty chemical products and chemical cleaning processes. The Company services municipal, industrial, governmental, commercial, and other customers and currently provides chemical cleaning services for pipe systems and tanks on U.S. Navy and U.S. Coast Guard vessels.